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                                                                    EXHIBIT 21.1


                                 PROXICOM, INC.
                                  SUBSIDIARIES

Proxicom GmbH
Proxicom International LLC
Proxicom France, SAS
Proxicom U.K. Ltd.
C1arity IBD Limited